INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of International Game Technology on Form S-8 of our report dated November 2, 1998 appearing in the Annual Report on Form 10-K of International Game Technology for the year ended September 30, 1998 which is incorporated by reference in Registration Statement Nos. 33-69400 and 333-24605.

/s/ Deloitte & Touche LLP
   ______________________

Reno, Nevada
June 28, 1999

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